UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   July 31, 2009

DUANE READE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
333-122206-05	05-0599589
(Commission File Number)	(I.R.S. Employer Identification No.)

440 NINTH AVENUE NEW YORK, NY	10001
(Address of principal executive offices)	(Zip Code)

(212) 273-5700
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Supplemental Indentures

Duane Reade Holdings Inc., a Delaware corporation (“Holdings”), Duane Reade Inc., a Delaware corporation (the “Company”), Duane Reade, a New York general partnership (“Duane Reade” and, together with the Company, the “Issuers”), and DRI I Inc., a Delaware corporation (“DRI”), Duane Reade International, LLC, a Delaware limited liability company (“Duane Reade International”), and Duane Reade Realty, Inc., a Delaware corporation (“Duane Reade Realty” and, together with Holdings, DRI and Duane Reade International, the “Guarantors”), have entered into a Supplemental Indenture, dated as of July 31, 2009 (the “FRN Supplemental Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The FRN Supplemental Indenture amends the Indenture, dated as of December 20, 2004 (the “FRN Indenture”), among the Issuers, the Guarantors and the Trustee relating to the Issuers’ outstanding senior secured floating rate notes due 2010 (the “Floating Rate Notes”).

Holdings, the Issuers and the Guarantors have entered into a Supplemental Indenture, dated as of July 31, 2009 (the “Subordinated Notes Supplemental Indenture” and, together with the FRN Supplemental Indenture, the “Supplemental Indentures”), among the Issuers, the Guarantors and the Trustee. The Subordinated Notes Supplemental Indenture amends the Indenture, dated as of July 30, 2004, as supplemented on July 30, 2004 (as so supplemented, the “Subordinated Notes Indenture” and, together with the FRN Indenture, the “Indentures”), among the Issuers, the Guarantors and the Trustee relating to the Issuers’ outstanding 9.75% senior subordinated notes due 2011 (the “Subordinated Notes” and, together with the Floating Rate Notes, the “Notes”).

The Supplemental Indentures were entered into in connection with the Issuers’ previously announced cash tender offers and solicitations of consents with respect to the Notes, which were commenced on July 8, 2009 and amended on July 24, 2009 (the “Offers”).

The Supplemental Indentures amend the Indentures to remove substantially all of the restrictive covenants and certain events of default in the Indentures and consent to all other transactions contemplated by the Offers, the offering of new senior secured notes and the preferred equity investment by entities associated with Oak Hill Capital Partners, L.P. The FRN Supplemental Indenture also releases all of the collateral securing the Floating Rate Notes and approves all necessary actions to effectuate such release.

The Supplemental Indentures were effective as of the date of their execution but they will not become operative until the Notes tendered in the relevant Offer are accepted for payment and paid for in accordance with the terms of such Offer.

The foregoing descriptions of the Supplemental Indentures do not purport to be complete and are qualified in their entirety by reference to the Supplemental Indentures, which are attached hereto as Exhibits 4.1 and 4.2, respectively.

Purchase Agreements

In connection with the Issuers’ offering of $300 million aggregate principal amount of their 11.75% Senior Secured Notes due 2015 (the “New Notes”), the Issuers and the Guarantors have entered into (i) a Purchase Agreement, dated as of July 31, 2009, among the Issuers, the Guarantors and certain representatives of the initial purchasers named therein (collectively, the “Initial Purchasers”) relating to the Issuers’ issuance and sale of $290 million of the New Notes (the “Purchase Agreement”) and (ii) a Purchase Agreement, dated as of July 31, 2009, among the Initial Purchasers, the Issuers and the Guarantors relating to the Issuers’ subsequent issuance and sale of $10 million of the New Notes (the “Investor Purchase Agreement” and, together with the Purchase Agreement, the “Purchase Agreements”). The Initial Purchasers intend to resell the New Notes in an offering exempt from registration under the Securities Act of 1933. On July 31, 2009, the Company announced the pricing of the New Notes. The sale of the New Notes is expected to close on August 7, 2009. The Purchase Agreements contain representations and warranties, covenants and conditions precedent that are customary for transactions of this type. In the Purchase Agreements, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against liabilities arising from the transactions under the Purchase Agreement, including liabilities arising under the federal securities laws.

The offer and sale of the New Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act.

Item 3.03	Material Modification to Rights of Security Holders.

See description under Item 1.01, Entry into a Material Definitive Agreement, above relating to the execution on July 31, 2009 of the Supplemental Indentures.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION

Exhibit 4.1	Supplemental Indenture, dated as of July 31, 2009, relating to the Issuers’ Floating Rate Notes due 2010

Exhibit 4.2	Supplemental Indenture, dated as of July 31, 2009, relating to the Issuers’ Subordinated Notes due 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 6, 2009

DUANE READE HOLDINGS, INC.
By:	/s/ John K. Henry
Name: John K. Henry Title: Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

Exhibit 4.1	Supplemental Indenture, dated as of July 31, 2009, relating to the Issuers’ Floating Rate Notes due 2010

Exhibit 4.2	Supplemental Indenture, dated as of July 31, 2009, relating to the Issuers’ Subordinated Notes due 2011